[THE INTERPUBLIC GROUP OF COMPANIES, INC. LOGO -- OMITTED]

                     THE INTERPUBLIC GROUP OF COMPANIES, INC.
                WORLWIDE AVERTISING AND MARKETING COMMUNICATIONS
               1271 Avenue of the Americas, New York, N.Y. 10020


FOR IMMEDIATE RELEASE


                INTERPUBLIC HAS ENGAGED GOLDMAN SACHS TO EXPLORE
                 STRATEGIC ALTERNATIVES REGARDING NFO WORLDGROUP

               Definitive Agreements With Lenders Due February 10


New York, NY (January 15, 2003)--The Interpublic Group of Companies, Inc. (NYSE:
IPG) announced today that it has engaged Goldman Sachs to explore strategic alternatives regarding its NFO WorldGroup unit. Operating in 40 countries, NFO is one of the world's leading providers of research-based marketing information and counsel.

Separately, Interpublic indicated that it reached an agreement with its lenders to extend the due date for amending its major credit agreements from the previously-announced January 15 date to February 10. In addition to the terms described in its last quarterly report on Form 10-Q, Interpublic has agreed to new interim terms that will apply during the next three and half weeks. The new interim terms the company agreed to are that it will limit its cash acquisitions and will not take any dividend action until these negotiations are completed.

Interpublic is one of the world's largest advertising and marketing organizations. Its five global operating groups are McCann-Erickson WorldGroup, the Partnership, FCB Group, Interpublic Sports and Entertainment Group and Advanced Marketing Services.
Major brands include Draft Worldwide, Foote, Cone & Belding Worldwide, Golin/Harris International, NFO WorldGroup, Initiative Media, Lowe & Partners Worldwide, McCann-Erickson, Octagon, Universal McCann and Weber Shandwick.

Contact Information
-------------------

Press:                                               Investors:
Philippe Krakowsky                                   Susan Watson
(212) 399-8088                                       (212) 399-8208


Cautionary Statement
--------------------

This document contains forward-looking statements. Interpublic's representatives may also make forward-looking statements orally from time to time. Statements that are not historical facts, including statements about Interpublic's beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and therefore undue reliance should not be placed on them. Forward-looking statements speak only as of the date they are made, and Interpublic undertakes no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effects of national and regional economic conditions, Interpublic's ability to attract new clients and retain existing clients, the financial success of Interpublic's clients, developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, and the successful completion and integration of acquisitions which complement and expand Interpublic's business capabilities.

Investors should evaluate any statements made by Interpublic in light of these important factors.






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